Exhibit 15.3

Somekh Chaikin
KPMG Millennium Tower
17 Ha’arba’a Street, PO Box 609
Tel Aviv 61006, Israel
+972 3 684 8000

March 18, 2019

Securities and Exchange Commission Washington, D.C. 20549

Ladies and Gentlemen:

We are currently a principal accountant for Cellcom Israel Ltd. and its subsidiaries (the "Company") and, under the date of March 25, 2018, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2017 and 2016, and the effectiveness of internal control over financial reporting as of December 31, 2017. On February 14, 2019, we were notified that, pursuant to the recommendation of the Company’s audit committee, the Company’s shareholders will be asked to approve the appointment of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited, as its principal accountant for the year ending December 31, 2019 and that the auditor-client relationship with Somekh Chaikin will cease upon completion of the audit of the Company's consolidated financial statements as of and for the year ended December 31, 2018, and the effectiveness of internal control over financial reporting as of December 31, 2018, and the issuance of our reports thereon. We have read the Company's statements included under Item 16.F. of its Form 20-F dated March 18, 2019, and we agree with such statements

Very truly yours,

Somekh Chaikin
Certified Public Accountants (Isr.)
Member Firm of KPMG International

Somekh Chaikin, an Israeli partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.